[LOGO]    HIGH EQUITY PARTNERS, SERIES 85,
               a California limited partnership

               AMENDED AND RESTATED PARTNERSHIP AGREEMENT

     THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT ("Partnership Agreement") dated as of the 31st day of December, 1984, by and among Resources High Equity, Inc., a Delaware corporation ("Managing General Partner"), as a General Partner, Z Square G Partners II ("Associate General Partner"), as a General Partner, and C. Richard Hansen, as the original Limited Partner, all of whom do hereby agree that a limited partnership formed on August 19, 1983 pursuant to the Uniform Limited Partnership Act of the State of California, shall be continued upon the following terms and conditions:

1.   NAME AND PLACE OF BUSINESS

     The name of the Partnership is [LOGO] High Equity Partners, Series 85, a California limited partnership and its principal place of business in California is 1111 Bayside Drive, Corona Del Mar, California 92625 and in New York is 666 Third Avenue, New York New York 10017, or such other place or places as the Managing General Partner may hereafter determine.

2.   DEFINITIONS AND GLOSSARY OF TERMS

     2.1 The following terms used in this Partnership Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

          2.1.1 "Acquisition Expenses" shall mean expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

          2.1.2 "Acquisition Fees" shall mean the total of all fees and commissions paid by any person to any person, including any Sponsor, in connection with the purchase or development of any Property by the Partnership, whether designated as real estate commission, selection fee, nonrecurring management fee, nonrecurring start-up fee, development fee (which is defined as a fee for the packaging of a partnership's property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date), or any fee of a similar nature, however designated.

          2.1.3 "Adjusted Cash From Operations" shall mean the excess of cash revenue from operation of Partnership Property over cash disbursements without deduction for depreciation and amortization of intangibles such as organization and debt placement costs but after a reasonable allowance for cash reserves for repairs, replacements, and anticipated obligations (including debt service), as determined by the Managing General Partner.

          2.1.4 "Adjusted Invested Capital" shall be the Original Invested Capital paid by the original owner of each Unit, reduced by the total of cash distributed from Cash From Sales or Financings and from working capital reserves (to the extent such cash distributed came from Net Proceeds) to such Limited Partner and to all prior or subsequent holders of such Unit.

          2.1.5 "Affiliate" of a person shall mean (i) any person directly or indirectly controlling, controlled by or under common control with such person; (ii) a person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such person; (iii) any officer, director, general partner, trustee or anyone acting in a substantially similar capacity as to such person, and (iv) any person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing; provided, however, that a partner in a partnership or joint venture with (a) the Partnership or (b) an Affiliate of a General Partner, shall not by virtue of such relationship be deemed an Affiliate of a General Partner.

          2.1.6     "Associate General Partner" shall mean Z
Square G Partners II, or any other person or entity which succeeds it in such capacity.

          2.1.7 "Cash From Initial Financing" with respect to a Partnership Property shall mean the net cash realized by the Partnership from the initial financing of a Property.

          2.1.8 "Cash From Sales or Financings" shall mean the net cash realized by the Partnership from any financing of any Partnership Property or from the Sale or Disposition of any Partnership Property after retirement of applicable mortgage debt and all expenses related to the transaction (including required payments of the Mortgage Placement Fee), together with interest on any notes taken back by the Partnership upon the sale of a Property; however, Cash From Sales or Financings shall not include cash from working capital reserves to the extent such reserves come from Net Proceeds.

          2.1.9 "Certificate of Limited Partnership Interest" shall mean a certificate signed on behalf of the Partnership by the Managing General Partner evidencing the interest of a Limited
Partner in the Partnership.

          2.1.10    "Closing Date" shall mean each date
designated by the Managing General Partner on which Limited
Partners are admitted to the Partnership as a result of Unit purchases occurring during the offering period.

          2.1.11 "Code" shall mean the Internal Revenue Code of 1954, as amended, or corresponding provisions of subsequent revenue laws.

          2.1.12 "Distributions" shall refer to any cash or other property distributed to the Limited Partners and the General Partners arising from their interests in the Partnership, but shall not include any payments to the General Partners under the provisions of Paragraphs 9 or 10 of this Partnership
Agreement.

          2.1.13    "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

          2.1.14 "Final Closing Date" shall mean the date on which the last closing of Units sold pursuant to the Prospectus occurs.

          2.1.15 "Front-End Fees" shall refer to fees and expenses paid by any party for any services rendered in connection with and during the Partnership's organization and acquisition stages including Organization and Offering Expenses, Acquisition Fees and Acquisition Expenses, and any other similar fees.

          2.1.16    "General Partners" refer to Resources High
Equity, Inc., a Delaware corporation, and Z Square G Partners II, a New York general partnership, or to any other person, corporation or other entity which succeeds them in such capacity, including the Successor General Partner.

          2.1.17 "Gross Proceeds" shall mean the aggregate total of the Original Invested Capital of the original and all of the additional Limited Partners.

          2.1.18 "Gross Revenues" shall mean all revenues from the operation of real property Partnership other than from security deposits paid by lessees thereof. The term "Gross
Revenues" not include revenues from the Sale or Disposition of Partnership Properties.

          2.1.19 "Initial Capital Accounts" shall mean the Original Invested Capital of the Limited Partners and, with respect to Resources High Equity, Inc. and Z Square G Partners II those capital contributions in the amounts of $980.00 and $20.00, respectively.

          2.1.20 "Initial Closing Date" shall mean the date on which the first closing on Units sold pursuant to the Prospectus occurs.

          2.1.21    "Integrated" shall mean Integrated Resources,
Inc.

          2.1.22 "Invested Assets" shall mean the amount of Gross Proceeds actually paid or allocable to the purchase, development, construction and/or improvement of Properties acquired by the Partnership (including working capital reserves, Property Evaluation Fees, Acquisition Fees and Acquisition Expenses actually paid or allocable thereto).

          2.1.23 "Investment in Properties" shall refer to the amount of Gross Proceeds actually paid or allocated to the purchase, development, construction or improvement of Properties acquired by the Partnership (including working capital reserves allowable thereto in an amount of up to 5% of the Gross Proceeds, and other cash payments such as interest and taxes, but excluding "Front-End Fees").

          2.1.24    "IRA" shall mean an Individual Retirement
Account established under Section 408 of the Code.

          2.1.25    "Limited Partners" shall refer to the initial
Limited Partner and to any other persons who are admitted to the Partnership as additional or substituted Limited Partners.
Reference to a "Limited Partner" shall refer to any one of them.

          2.1.26 "Majority Vote" shall mean the vote of the holders of more than 50% of the Total Outstanding Units.

          2.1.27    "Managing General Partner" shall refer to
Resources High Equity, Inc., or to any other person or corporation which succeeds it in such capacity.

          2.1.28 "Mortgage Placement Fee" shall refer to the fee payable to an Affiliate of the Managing General Partner under the provisions of Paragraph 9.4.3 hereof.

          2.1.29 "Net Income" or "Net Loss" shall mean the taxable income or taxable loss of the Partnership (including the Partnership's share of income or loss of any partnership, venture or other entity which owns a particular Property), as determined for federal income tax purposes, computed (i) by taking into account each item of Partnership income, gain, loss, deduction or credit not already included in the computation of taxable income and taxable loss and (ii) by excluding each such Partnership item which is separately allocated pursuant to Paragraph 11 hereof.

          2.1.30    "Net Proceeds" shall mean the total Gross
Proceeds less Organization and Offering Expenses.

          2.1.31 "Organization and Offering Expenses" shall refer to those expenses incurred in connection with preparing the Partnership for registration and subsequently offering and distributing Units to the Public, including all advertising expenses in connection with the distribution of such Units but excluding all underwriting and sales commissions.

          2.1.32 "Original Invested Capital" shall mean with respect to a Limited Partner the amount in cash paid by the original owner of his Units which amount shall be attributed to such Units in the hands of subsequent holders thereof.

          2.1.33 "Partners" shall refer collectively to the General Partners and to the Limited Partners and reference to a "Partner" shall be to any one of the Partners.

          2.1.34    "Partnership" shall refer to the Limited
Partnership created under this Partnership Agreement.

          2.1.35 "Partnership Management Fee" shall refer to the fee payable to the Managing General Partner under the provisions of Paragraph 9.4.1 hereof.

          2.1.36    "person" shall mean any individual
corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other legal entity.

          2.1.37 "Properties" shall refer to all properties or any interest therein acquired directly or indirectly by the Partnership, in whole or in part, with Net Proceeds. Reference to "Property" shall be to any one of them

          2.1.38 "Property Evaluation Fee" shall refer to the fee payable to an Affiliate of the Managing General Partner under the provisions of Paragraph 9.3.2 hereof.

          2.1.39 "Property Management Fee" shall refer to the fee payable to an Affiliate of the Managing General Partner under the provisions of Paragraph 9.4.2 hereof.

          2.1.40 "Prospectus" shall mean the final prospectus in the registration of Units filed with the Securities and Exchange Commission on Form S-11, as amended.

          2.1.41    "Qualified Plans" shall mean qualified
pension, profit-sharing and other employee retirement benefit plans (including Keogh plans) and trusts, bank commingled trust funds for such plans and trusts and IRAs.

          2.1.42 "Sale or Disposition" shall mean any of the following Partnership transactions: sales, exchanges or other dispositions of real or personal property, condemnations or any recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds).

          2.1.43 "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or who will manage or participate in the management of the Partnership and any Affiliate of such person, but does not include (i) any person whose only relationship with the Partnership or the General Partners is that of an independent property manager whose only compensation from the Partnership is as such, and (ii) wholly-independent third parties such as attorneys, accountants and underwriters whose only compensation from the Partnership is for professional services rendered in connection with the offering of Units or the operations of the Partnership.

          2.1.44 "Subordinated Incentive Fee" shall refer to the fee payable to the Managing General Partner or its Affiliates under the provisions of Paragraph 9.5.1 hereof.

          2.1.45 "Subordinated Real Estate Commission" shall refer to the fee payable to an Affiliate of the Managing General
Partner under the provisions of Paragraph 9.5.2 hereof.

          2.1.46 "Substantially All of the Assets" shall mean, unless the context otherwise dictates, Property representing
66 2/3% or more of the net book value of all of the Partnership's Property as of the end of the most recently completed fiscal quarter.

          2.1.47    "Successor General Partner" shall mean
Integrated or anyone designated as such by Integrated pursuant to this Partnership Agreement.

          2.1.48 "Taxable Partner" shall mean (a) a Limited Partner who purchases Units from the Partnership during the offering period and who at the time of such purchase is not (i) a Qualified Plan, (ii) an organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 (Normal Taxes and Surtaxes) of the Code, or
(iii) a foreign person or entity, unless more than 50% of the gross income derived by the foreign person or entity from the Partnership is subject to U.S. income tax, and (b) each subsequent transferee of any of such Units.

          2.1.49 "Tax-Exempt Partner" shall mean (a) a Limited Partner who purchases Units from the Partnership during the offering period and who at the time of such purchase is (i) a Qualified Plan, (ii) an organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 (Normal Taxes and Surtaxes) of the Code, or
(iii) a foreign person or entity, unless more than 50% of the gross income derived by the foreign person or entity from the Partnership is subject to U.S. income tax, and (b) each subsequent transferee of any of such Units.

          2.1.50    "Total Outstanding Units" shall mean all
Units issued at or before the Final Closing Date.

          2.1.51    A "Unit" shall represent a capital
contribution of $250 to the Partnership and shall entitle the holder thereof to an interest in the Net Income, Net Loss and Distributions of the Partnership, without regard to capital accounts.

3.   BUSINESS AND PURPOSE

     3.1 Primary Purpose. The primary purpose (character of business) of the Partnership is to invest in, hold and manage existing or to-be-constructed office buildings, shopping centers and other commercial and industrial properties such as industrial parks and warehouses, and, to a lesser extent, residential properties. The Partnership may, in some cases, take title to the improvements and lease the land with respect to the above-described properties. The Partnership may enter into ventures, partnerships and other business arrangements with respect to real estate deemed prudent by the Managing General Partner in order to achieve successful operations for the Partnership; provided, however, that such arrangements are subject to the provisions of Paragraph 15.4.8.

     3.2 Working Capital Reserves. For the Partnership Properties, the Partnership shall initially endeavor to maintain a cash reserve for major repairs, replacements, capital improvements, contingencies and accruals required for insurance, real estate taxes and related items in an amount equal to at least 2% of the Gross Proceeds applicable to the acquisition of such Properties. Any cash reserve used as aforesaid need not be restored and if restored, shall be restored from cash generated from Partnership Properties. Upon the disposition of each Partnership Property, any cash reserve for that Property need not be maintained thereafter, but may be applied as reserves for other Properties. Furthermore, in any fiscal quarter after the Partnership is fully invested in Properties and operating income and expense levels have been ascertained, but in no event earlier than one year following the Final Closing Date, the Managing General Partner may determine that reserves of the Partnership are in excess of the amount deemed sufficient in connection with the Partnership's operations and such reserves may be reduced, but in no event to less than 1% of the Gross Proceeds, and the amount of such reduction for a particular quarter would be allocated in the same manner as Adjusted Cash From Operations and distributed as a return of Original Invested Capital with appropriate notice to Limited Partners.

4. TERM

     The Partnership commenced as of the 19th day of August, 1983, and shall continue until the 31st day of December, 2008, unless previously terminated in accordance with the provisions of this Partnership Agreement.

5.   GENERAL PARTNERS

     5.1 Capital Contributions of General Partners. Resources High Equity, Inc. as the Managing General Partner, has contributed $980.00 in cash to the Partnership; Z Square G Partners II, as the Associate General Partner, has contributed $20.00 in cash to the Partnership. At all times during the existence of the Partnership, each General Partner shall have a present and continuing interest in Net Income, Net Loss and Distributions according to the provisions of Paragraph 11.

     5.2 Capital Accounts. A separate capital account shall be maintained for each General Partner. There shall be credited to each General Partner's capital account (a) the amount of money and the adjusted basis of any property contributed to the capital of the Partnership; (b) such General Partner's share of Partnership Net Income; and (c) such General Partner's share of the increase in the basis of the Partnership's Property arising out of the recapture of the investment tax credit. There shall be charged against each General Partner's capital account (i) the amount of money and basis of property distributed to such General Partner, (ii) such General Partner's share of Partnership Net Loss; (iii) such General Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to its capital account; and (iv) such General Partner's share of the decrease in the basis of the Partnership's Property under Code Section 48(q) arising from the allowance of the investment tax credit. All items of income exempt from federal income tax and expenditures not deductible in computing federal income tax shall be allocated among the Partners in accordance with their allocable share of Net Income and Net Loss set forth in Paragraph
11.2 hereof.

     5.3 Deficiencies. In the event that, immediately prior to the dissolution of the Partnership referred to in Paragraph 19.2, the General Partners shall have a deficiency, if any, in their capital accounts as determined in accordance with tax accounting principles, and if the assets available for distribution upon the dissolution and termination of the Partnership are insufficient to allow Distributions to Limited Partners of amounts equal to the then balances in their capital accounts an determined in accordance with tax accounting principles, the General Partners shall contribute in cash to the capital of the Partnership an amount equal to whichever is the least of (a) the deficiency in the General Partners' capital accounts, (b) 1.01% of the Original Invested Capital which has not been returned pursuant to Paragraph 11 below or (c) the deficit in a hypothetical capital account of the General Partners assuming they only had an aggregate of 1% of each item of Partnership income, gain, loss deduction or credit at all times during the existence of the Partnership. The hypothetical capital account under clause (c) above shall not take into account any actual distribution of cash during the life of the Partnership and any deficit payment shall be borne 98% by the Managing General Partner and 2% by the Associate General Partner.

6.   LIMITED PARTNERS

     6.1 Original Limited Partner. The original Limited Partner has contributed the sum of $2,500 to the capital of the Partnership and has received ten Units for such contribution.

     6.2 Additional Limited Partners. The Partnership is authorized to sell and issue not more than 400,000 additional Units, and to admit as additional limited Partners the persons who contribute cash to the capital of the Partnership for Units.

     6.3 Admission of Limited Partners. Subject to the provisions of Paragraph 6.7, each person who acquires any such additional Units shall become a Limited Partner in the Partnership at such time as he has: (i) purchased ten or more Units (except that the required purchase shall only be four Units for a Keogh Plan or an IRA), (ii) contributed the sum of $250 in cash for each Unit purchased, (iii) executed and filed with the Partnership a written instrument which sets forth an intention to become a Limited Partner and requests admission to the Partnership in that capacity, together with such other instruments as the Managing General Partner may deem necessary or desirable to effect such admission, including the written acceptance and adoption by such person of the provisions of this Partnership Agreement and the execution, acknowledgment and delivery to the Managing General Partner of a special power of attorney, the form, style and content of which are more fully described herein, and (iv) the Managing General Partner accepts such person as a Limited Partner in the Partnership.

     6.4 Amendments. The Managing General Partner shall in timely fashion amend (but not later than the last day of the fiscal quarter following the date of acceptance of the additional Limited Partner's subscription) this Partnership Agreement and any separate certificate of limited partnership filed for record to reflect the admission of a person as an additional Limited Partner.

     6.5 No Additional Units. The Partnership shall not issue any additional Units after the Final Closing Date.

     6.6 Capital Accounts. A separate capital account shall be maintained for each Limited Partner. There shall be credited to each Limited Partner's capital account (a) the amount of money and the adjusted basis of any property contributed to the capital of the Partnership, (b) such Limited Partner's share of Partnership Net Income and (c) such Limited Partner's share of the increase in the basis of the Partnership's Property arising out of the recapture of the investment tax credit. There shall be charged against each Limited Partner's capital account (i) the amount of money and basis of property distributed to such Limited Partner, (ii) such Limited Partner's share of Partnership Net Loss, (iii) such Limited Partner's share of expenditures of the Partnership which are neither deductible nor properly chargeable to its capital account and (iv) such Limited Partner's share of the decrease in the basis of the Partnership's Property under Code Section 48(q) arising from the allowance of the investment tax credit. All items of income exempt from federal income tax and expenditures not deductible in computing federal income tax shall be allocated among the Partners in accordance with their allocable share of Net Income and Net Loss set forth in Paragraph
11.2 hereof.

     6.7 Escrow of Funds. All Original Invested Capital shall be received by the Partnership in trust, and shall be deposited in an escrow account in any banking institution designated by the Managing General Partner as escrow holder for the Original Invested Capital. Upon receipt of a minimum of $2,500,000 in Original Invested Capital from purchasers of Units, the Partnership will admit such purchasers into the Partnership as additional Limited Partners not later than 15 days after the release from escrow of the purchasers' funds to the Partnership. The escrow holder shall transfer such persons' cash contributions to the Partnership as Original Invested Capital; the interest earned thereon, shall, however, be distributed to the Limited Partners. If the $2,500,000 minimum amount is not obtained within six months from the date of the Prospectus, all Original Invested Capital will be promptly refunded to the purchasers with any interest earned on such Original Invested Capital. All subscriptions will be accepted or rejected by the Partnership within 30 days of their receipt (if rejected, all subscription proceeds will be promptly returned to the investor.




7.   STATUS OF LIMITED PARTNERS

     7.1 General Limitation on Liability. Limited Partners shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership and no Limited Partner shall be required to lend funds to the Partnership or to make any further capital contribution after his Original Contribution, or to repay to the Partnership, any partner or any creditor of the Partnership all or any portion of any negative amount of such Limited Partner's capital account

     7.2 Certain Liabilities of Limited Partners. In accordance with state law, a limited partner may, under certain circumstances, be required to return to the partnership for the benefit of partnership creditors, amounts previously distributed to him as a return of capital, plus interest. It is the intent of the Partners that no Distribution to any Limited Partner of Adjusted Cash From Operations pursuant to Paragraph 11.5 or Cash From Sales or Financings pursuant to Paragraph 11.6 shall be deemed a return or withdrawal of capital, even if such Distribution represents, for federal income tax purposes or otherwise (in full or in part), a distribution of depreciation or any noncash item accounted for as a loss or deduction from or offset to the Partnership's income and no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Partnership Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

8.   STATUS OF UNITS

     Each Unit shall be fully paid and nonassessable.

9.   COMPENSATION TO GENERAL PARTNERS AND THEIR AFFILIATES

     9.1 The General Partners and their Affiliates will receive compensation from the Partnership only as specified by this Partnership Agreement.

     9.2  Limitation on Compensation

          9.2.1 The aggregate amount of the Acquisition Fees, Acquisition Expenses and Property Evaluation Fees paid to all persons shall not exceed the lesser of (a) 18% of Gross Proceeds (calculated on the amount of the offering proceeds invested in Properties and adjusted to include Acquisition Fees, Acquisition Expenses, Property Evaluation Fees and a pro rate amount of cash reserves and Organization and Offering Expenses paid by the Partnership) or (b) such compensation customarily charged in arms' length transactions by others rendering similar services as an ongoing public activity in the same geographical location and for comparable property. The Partnership shall comply with the foregoing limitation at any given time on an ongoing program basis.

          9.2.2 No Acquisition Fee shall be paid by the Partnership to any Affiliate of the Partnership, nor shall any Affiliate of the Partnership receive a fee, commission or other benefit from any person, upon any reinvestment of Cash From Sales or Financings by the Partnership.

          9.2.3 Except an set forth in this Paragraph 9, no other real estate commission, property purchase fee, finder's fee or other compensation shall be paid or payable by the Partnership to the General Partners or to any other person in connection with the acquisition of specific real properties provided, however, in the event they exceed the limitations in this Paragraph 9.2 the Managing General Partner may cause Acquisition Fees to be paid to other persons, which payments will be without cost to the Partnership.

          9.2.4 The aggregate amounts payable to the General Partners and their Affiliates (a) pursuant to Paragraphs 9.4.1, 10.1(b) and 11.5 shall not exceed 20% of Adjusted Cash From Operations and (b) pursuant to Paragraphs 9.4.3, 9.5.1, and 11.6 shall not exceed 25% of Cash From Sales or Financings.
Moreover, if the amounts payable to the General Partners and their Affiliates pursuant to Paragraphs 9.4.3 and 11.6 exceed 10% of Cash From Sales or Financings, the payment of such excess shall be subordinated to distributions to the Limited Partners of Cash From Sales or Financings equal to their total of Original Invested Capital and a sum equal to 10% per annum cumulative noncompounded on their Adjusted Invested Capital.

     9.3 Acquisition Stage

          9.3.1 Acquisition Fees. Subject to the limitations contained in Paragraph 9.2., the Managing General Partner or its Affiliates shall receive Acquisition Fees in an amount equal to an aggregate of 6% of Gross Proceeds, calculated on the amount of the offering proceeds invested in Partnership Properties purchased through the services of the Managing General Partner or its Affiliates and adjusted to include Acquisition Fees and a pro rata amount of cash reserves and Organization and Offering Expenses paid by the Partnership or by the sellers of the Partnership Properties acquired, together with reimbursement for Acquisition Expenses incurred. The Acquisition Fees shall be payable at the close of escrow or, if there is no escrow, at the time legal title to such Property is transferred to the Partnership, or later if the Managing General Partner determines that it is in the best interest of the Partnership.

          9.3.2 Property Evaluation Fee. Subject to the limitations contained in Paragraph 9.2.1, the Managing General Partner or its Affiliates shall receive from the Partnership a Property Evaluation Fee in an amount equal to 2% of Gross Proceeds as compensation for services rendered in evaluating possible Property investments which are not ultimately acquired by the Partnership. The Property Evaluation Fee shall be paid to the Managing General Partner or its Affiliates on the date which is 90 days after the Final Closing Date.

     9.4  Operating Stage (Operating Compensation)

          9.4.1 Partnership Management Fee. As compensation for services rendered in managing the affairs of the Partnership, the Managing General Partner shall be entitled to receive the Partnership Management Fee which shall be an amount per annum equal to .5% of Invested Assets during the first two years of operation of the Partnership and 1.05% of Invested Assets thereafter. The Partnership Management Fee shall be paid quarterly when Adjusted Cash From Operations is distributed to the Limited Partners.

          9.4.2 Property Management Fee. An Affiliate of the Managing General Partner shall be entitled to a Property Management Fee for services in providing continuing professional property management or supervision of professional property managers of the Partnership Properties. Such fees shall be paid monthly and shall be equal to the following: (a) in the case of residential property, the maximum fee (including rent-up, leasing and re-leasing fees) shall be 5% of the annual Gross Revenues from such property; (b) in the case of industrial and commercial property other than that described in clause (c) below, the maximum fee shall be 6% of the Gross Revenues where the Affiliate of the Managing General Partner includes leasing, re-leasing and leasing related services, or 3% of the Gross Revenues where the Affiliate of the Managing General Partner does not perform such services; (d) in the case of industrial and commercial property which is not leased on a long term basis (ten or more years) the maximum fee shall be 1% of the Gross Revenues (except for a one-time initial fee of 3% of the Gross Revenues on each such lease, which fee shall be payable over the first five full years of the original term of the lease); provided, however, that the fees payable hereunder shall not exceed the competitive rate charged by an independent third party rendering comparable services which could be reasonably made available to the Partnership. The Property Management Fee shall be paid on a monthly basis as compensation for the services of the Affiliate of the Managing General Partner in overall management of the Partnership Properties. For purposes of calculating the maximum Property Management Fee hereunder, fees paid to unaffiliated third parties for property management services shall be included and there shall be excluded locator services performed by unaffiliated third parties in geographical areas where such locator services are not traditionally included in property management services.

          9.4.3 Mortgage Placement Fee. As compensation for services rendered in securing any initial financing of a Partnership Property, the Managing General Partner or its Affiliates shall receive a Mortgage Placement Fee in an amount equal to two and one-half percent (2.5%) of all Cash From Initial Financing, which fee shall be paid by the Partnership when Cash From Initial Financing is received by the Partnership, provided however, that 40% of the Mortgage Placement Fee shall be payable to the Managing General Partner or its Affiliates only after Distributions of Cash From Initial Financing have been made to Limited Partners in an aggregate amount equal to their Original Invested Capital.

     9.5. Liquidating Stage (Final Compensation)

          9.5.1 Subordinated Incentive Fee. As compensation for the services rendered in evaluating and selecting Properties for the Partnership, making decisions as to the nature and terms of the acquisition and disposition of such Properties, selecting, retaining and supervising consultants, contractors, architects, engineers, lenders, borrowers and others and otherwise generally managing the day-to-day operations of the Partnership, the Managing General Partner and its Affiliates shall be entitled to receive the Subordinated Incentive Fee. The Subordinated Incentive Fee shall be an amount equal to 15% of the Cash From Sales or Financings and shall be paid when such Cash From Sales or Financings is distributed; provided, however, that payment thereof shall be computed on the remainder after the Partnership has distributed to Limited Partners an aggregate amount in cash which is equal to (i) the total of Original Invested Capital and
(ii) a sum equal to ten percent per annum cumulative non-compounded on their Adjusted Invested Capital, commencing on the last day of the calendar quarter in which each Limited Partner's contribution of Original Invested Capital is received by the Partnership.

          9.5.2 Subordinated Real Estate Commission. The Partnership shall pay for real estate brokerage services to all persons involved in the sale of Partnership Properties, real estate brokerage fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the Property ("Competitive Commission"), which shall not in the aggregate exceed 6% of the gross sales price of the Property; however, as to any Affiliate of the General Partners such fees shall be paid only if such Affiliate provides a substantial amount of services in the sales effort and shall not exceed the lesser of (i) a percentage of the gross sales price of a Property equal to one-half of the Competitive Commission, or
(ii) 3% of the gross sales price of a Property. The real estate brokerage fee shall be payable upon the completion of the sale of each Property; provided, however, the payment thereof to any Affiliate of the General Partners shall be made only after the Partnership has distributed to Limited Partners an aggregate amount in cash which is equal to: (i) the total of Original Invested Capital and (ii) a sum equal to six percent per annum cumulative noncompounded on their Adjusted Invested Capital, commencing on the last day of the calendar quarter in which each Limited Partner's contribution of Original Invested Capital is received by the Partnership. There is no limitation or subordination for any real estate commission paid only to non-Affiliates. If an Affiliate participates with a non-Affiliated broker, the limitations contained in this Paragraph 9.5.2 shall apply to commissions paid by the Partnership to all Affiliates involved in the transaction

     9.6 Fees on Expulsion. Should a General Partner be expelled from the Partnership, such Partner shall be entitled to interest on any loans so made, subject to the provisions of this Partnership Agreement, and any portion of the Acquisition Fee, Partnership Management Fee, Property Management Fee, Subordinated Incentive Fee, Subordinated Real Estate Commission, Property Evaluation Fee, Mortgage Placement Fee, or any other fee or commission payable according to the provisions of this Paragraph 9 which is then accrued and due, but not yet paid, shall be paid by the Partnership to such General Partner or its Affiliate, as the case may be, in cash within 30 days of the date of expulsion as stated in the written notice of expulsion, unless such amount is included in the purchase price of the General Partner's interest in the Partnership as determined under Paragraph 17.4 hereof.

10.  PARTNERSHIP EXPENSES

     10.1 Reimbursement of Expenses. (a) The General Partners and their Affiliates may be reimbursed for the following Partnership expenses:

          10.1.1    Organization and Offering Expenses;

          10.1.2 the actual cost of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the Sponsor; and

          10.1.3 administrative services necessary to the prudent operation of the Partnership, provided that such reimbursement will be at the lesser of (a) the actual cost to the General Partners or Affiliates, or (b) 90% of the amount the Partnership would be required to pay to independent parties for comparable administrative services in the same geographical location. For purposes of this Paragraph 10.1.3, the cost of services shall mean the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services, or such other method of allocation acceptable to the Partnership's independent certified public accountants.

          (b) In addition, the Partnership shall pay the Managing General Partner at the rate of $0.75 per Unit per annum based on the Total Outstanding Units at the end of each calendar quarter, payable 25% per calendar quarter, on account of expenses incurred by the Managing General Partner related to the administration of the Partnership; provided however, that such payment shall in no event be more than $150,000 per annum after the Final Closing Date. The payments provided for in this Paragraph shall be nonaccountable and shall be paid to the Managing General Partner at such time as Distributions are made to the Limited Partners under the provisions of Paragraph 11.5.

     10.2 Limitations on Reimbursement. The General Partners and their Affiliates will not be reimbursed by the Partnership for the following expenses:

          10.2.1 services for which the General Partners or Affiliates are entitled to compensation in the form of a separate fee pursuant to Paragraph 9 hereof;

          10.2.2 rent or depreciation, utilities or capital equipment;

          10.2.3 Organization and Offering Expenses in excess of the lesser of $1,500,000 or 3% of the Gross Proceeds; or

          10.2.4 salaries, fringe benefits, travel expenses or other administrative items incurred by or allocated to any controlling person of the General Partners or Affiliates. For purposes of this subparagraph, "controlling person" shall mean any person, regardless of title, who performs executive or senior management functions for the General Partners or Affiliates similar to those of executive management or senior management, and directors, or those holding 5% or more equity interest in the General Partners or Affiliates, or persons having the power to direct or cause the direction of the General Partners or Affiliates through ownership of voting securities, by contract or otherwise. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer be considered a controlling person.

     10.3 Partnership Obligations. Subject to Paragraphs 10.1 and 10.2 preceding, the Partnership shall pay all expenses (which expenses shall be billed directly to the Partnership) of the Partnership which may include, but are not limited to:

          10.3.1    all costs of personnel employed by the
Partnership and involved in the business of the Partnership, including persons who may also be employees of the Managing
General Partner;

          10.3.2    all costs of borrowed money. taxes and
assessments on Partnership Properties and other taxes applicable to the Partnership;

          10.3.3 legal, audit, accounting, brokerage and other fees;

          10.3.4 printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership;

          10.3.5    fees and expenses paid to independent
contractors, appraisers, mortgage bankers, brokers and servicers, leasing agents, consultants, on-site managers, real estate brokers, insurance brokers and other agents;

          10.3.6 expenses in connection with the disposition, replacement, alteration, repair, remodeling, refurbishment, leasing, refinancing and operation of Partnership Properties (including the costs and expenses of foreclosures, insurance premiums, real estate brokerage and leasing commissions and of maintenance of such Property);

          10.3.7    the cost of insurance as required in
connection with the business of the Partnership;

          10.3.8 expenses of organizing, revising, amending, converting, modifying or terminating the Partnership;

          10.3.9 the cost of preparation and dissemination of the informational material and documentation relating to potential Sales or Dispositions of Partnership Property;

          10.3.10 the cost incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings conducted by any regulatory agency of the Partnership, including legal and accounting fees incurred in connection therewith;

          10.3.11   the cost of any computer equipment or
services used for or by the Partnership;

          10.3.12 the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership and

          10.3.13 supervision and expenses of professionals retained by the Partnership in connection with any of the foregoing, including, without limitation, attorneys, accountants and appraisers.

11.  ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS

          11.1.1 Apportionment of Net Income, Net Loss and Distributions. That portion of Net Income, Net Loss and Distributions of the Partnership allocated to Limited Partners as a group with respect to any calendar quarter shall be apportioned among the Limited Partners in the ratio in which the number of Units owned by each of them on the first day of such quarter bears to the total number of Units owned by all of them as of that date, without regard to capital accounts or the number of days during such quarter in which a person was a Limited Partner. Notwithstanding the foregoing, with respect to any calendar quarter during which any Closing Date occurs, Net Income, Net Loss and Distributions with respect to such month shall be apportioned among Limited Partners of record as of the first day of such month in proportion to the number of Units owned by each Limited Partner of record on the first day of such month, without regard to capital accounts or the number of days during such month that such person was a Limited Partner. An investor shall be deemed to be a Limited Partner of record as of the first day of a calendar month only if the admission of such investor as a Limited Partner occurs after the 15th day of the calendar month preceding such month or on or before the 15th day of the month for which the allocation is being made. In the case of a proposed assignment of Units, the assignment shall be effective, and the assignee of record shall be deemed to be the owner of such Units, from and after the "effective date" of the assignment of such Units (as defined in Paragraph 12.2 hereof), with the assignee of record being entitled to allocations of Net Income and Net Loss and Distributions only with respect to the period commencing with the effective date of the assignment. That portion of Net Income, Net Loss and Distributions allocated to the General Partners as a group shall be apportioned among the General Partners 98% to the Managing General Partner and 2% to the Associate General Partner.

          11.1.2    Minimum Gain.  Notwithstanding Paragraph
11.1.1 (Apportionment), if the capital accounts of all Limited Partners are not equal and if any allocation of Net Loss to a Limited Partner would reduce a Limited Partner's capital account balance below zero or would increase the negative balance in such Limited Partner's capital account at a time when another Limited Partner has a positive capital account balance, to the extent such allocation would cause the sum of the negative capital account balances of all Partners (determined after taking account of Distributions theretofore made, and all allocations of taxable income and taxable loss for the Partnership's prior taxable years) to exceed the Partnership's "minimum gain," as determined at the close of the Partnership's taxable year in respect of which the taxable loss is to be allocated, such excess shall instead be allocated pro rata to Limited Partners having positive capital account balances in proportion to their respective positive capital account balances until such capital account balances are reduced to zero; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction previously allocated among the Partners pursuant to this Agreement. For purposes of determining a Limited Partner's capital account balance under this Paragraph 11, Distributions made prior to or contemporaneous with any allocation to a Limited Partner shall be reflected in such Partner's capital account prior to making such allocation to such Partner. The term "minimum gain" shall have the meaning ascribed to such term under Treasury Regulations as proposed, reproposed or adopted (as the case may be) under Code Section 704 (currently, the excess of the outstanding principal mortgage balance over the adjusted basis of a Property). For purposes of this Paragraph 11.1.2 and Paragraph
11.4.3 (Minimum Gain Deficiency), a Partner's negative capital account will be credited to the extent that such Partner is unconditionally obligated to (x) fund deficits in such Partner's capital account upon liquidation of the Partnership or (y) contribute additional capital to the Partnership.

     11.2 Allocation of Net Income and Net Loss. Except as otherwise provided in Paragraphs 11.1.2 (Minimum Gain) and 11.4.3 (Minimum Gain Deficiency) of this Agreement, Net Income (other than depreciation and other than Net Income arising from the occurrence of a Sale or Disposition) and Net Loss shall be allocated 5% to the General Partners and 95% to the Limited Partners.

     11.3 Depreciation. The provisions of this Paragraph 11.3 shall apply only in the event that Units are acquired from the Partnership prior to the Final Closing Date by "tax-exempt entities," as defined under Section 168(j)(4) of the Code. All depreciation in each taxable year shall generally be allocated 5% to the General Partners and 95% to the Taxable Partners and the depreciation allocated to Taxable Partners, shall be allocated among the Taxable Partners in accordance with the provisions of Paragraph 11.1.1 (Apportionment).

     11.4 Allocation of Net Income From a Sale or Disposition. Net Income for tax purposes, arising from the occurrence of a Sale or Disposition shall be allocated as follows (such Net Income shall be allocated, and capital account balances determined, prior to making Distributions arising from such Sale or Disposition):

          11.4.1 First, except as otherwise provided in Paragraphs 11.4.3 (Minimum Gain Deficiency) and 11.4.4 (Termination Rules), such Net Income, up to an amount equal to the depreciation deductions previously allocated to the Partners which are attributable to the Partnership Properties that are the subject of the Sale or Disposition, shall be allocated to each Partner in an amount equal to the depreciation previously allocated to such Partner (including depreciation allocated to prior owners of such Units) (less Net Income, if any, in respect of any Sale or Disposition allocated to each such Partner pursuant to Paragraph 11.4.4) for all taxable years pursuant to Paragraph 11.3 (Depreciation) (less Net Income, if any, in respect of any Sale or Disposition allocated to each such Partner pursuant to Paragraph 11.4.4). For purposes of determining the amount of depreciation previously allocated to a Limited Partner, the depreciation previously allocated to any prior owner of such Limited Partner's Units shall be deemed to have been allocated to such Limited Partner.

          11.4.2 Second, the remainder of such Net Income, if any, shall be allocated 5% to the General Partners and 95% to the Limited Partners.

          11.4.3    Minimum Gain Deficiency.  This Paragraph
11.4.3 shall apply only if at the close of any Partnership taxable year (a) the portion of the aggregate negative capital account balances of all Partners having negative capital account balances which results from the allocation of losses or deductions attributable to Partnership nonrecourse indebtedness secured by Partnership Property ("Negative Nonrecourse Balances") exceeds (b) minimum gain, if any, as defined in Paragraph 11.1.2 (the excess of clause (a) over clause (b) hereinafter is referred to as "Minimum Gain Deficiency). Notwithstanding the provisions of Paragraph 11.4.1 and 11.4.2 hereof, an amount of Net Income arising from a Sale or Disposition equal to the Minimum Gain Deficiency shall first be allocated to each Partner having a Negative Nonrecourse Balance in the proportion in which such Partner's Negative Nonrecourse Balance bears to the aggregate Negative Nonrecourse Balance of all Partners ("Nonrecourse Balance Ratio"). In the event that the foregoing allocation would be insufficient to eliminate the Minimum Gain Deficiency, in amount of gross income (as defined in Section 61 of the Code other than gross income recognized upon a Sale or Disposition) of the Partnership necessary to eliminate the Minimum Gain Deficiency shall be allocated to each Partner with a Negative Nonrecourse Balance in proportion to the Partners' Nonrecourse Balance Ratio. Any allocation under this Paragraph 11.4.3 shall, to the extent possible, be made at a time no later than the time at which the Minimum Gain Deficiency arises; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction previously allocated among the Partners pursuant to this Agreement.


          11.4.4 Termination Rules. Notwithstanding the foregoing provisions of this Paragraph 11.4, upon a Sale or Disposition in connection with the termination of the Partnership (defined as the Sale or Disposition of the Partnership's last three Properties) (a) Net Income arising from such a Sale or Disposition, up to an amount equal to the sum of the negative capital account balances of Partners having negative capital account balances shall first be allocated to Partners having negative capital account balances pro rata in proportion to their respective negative capital account balances and (b) Net Income arising from such a Sale or Disposition allocated to the Limited Partners as a group pursuant to Paragraphs 11.4.1 and 11.4.2 shall be allocated first to Limited Partners having the smallest capital accounts per Unit so as to equalize, to the extent possible, the capital accounts per Unit of all Limited Partners and then allocated as described in add Paragraphs 11.4.1 and 11.4.1

          11.4.5 Income Characterization. For purposes of determining the character (as ordinary income or capital gain) of any Net Income allocated to a Partner pursuant to this Paragraph 11.4, such portion of the Net Income allocated pursuant to this Paragraph 11.4 which is treated as (a) ordinary income attributable to the recapture of depreciation or (b) addition to tax attributable to the recapture of investment tax credits, respectively, shall be allocated among the Partners in the proportion which (i) the amount of depreciation or investment tax credit, respectively, previously allocated to each Partner relating to the Property which is the subject of the Sale or Disposition bears to (ii) the total of such depreciation or investment tax credit, respectively, allocated to all Partners.

This Paragraph 11.4.5 shall not alter the amount of allocations among the Partners pursuant to Paragraph 11.4, but merely the character of gain so allocated. For purposes of determining the amount of depreciation or investment tax credits previously allocated to a Limited Partner, the depreciation and investment tax credits previously allocated to any prior owner of such Limited Partner's Units shall be deemed to have been allocated to such Limited Partner.

     11.5 Distribution of Adjusted Cash From Operations.
Adjusted Cash From Operations remaining after payment of the Partnership Management Fee shall be allocated at the close of each calendar quarter and distributed approximately 45 days after the close of such calendar quarter, 5% to the General Partners and 95% to the Limited Partners.

     11.6 Distributions of Cash From Sales or Financings.  Cash
From Sales or Financings, to the extent distributable hereunder, shall be distributed as soon as is practicable after the end of each fiscal quarter in the following order of priority:

          11.6.1 first, 95% to the Limited Partners and 5% to the General Partners, until each Limited Partner has received aggregate Distributions pursuant to this Paragraph 11.6.1 equal to his Original Invested Capital plus an amount which, when added to all prior Distributions to such Limited Partner, shall be equal to 6% per annum cumulative noncompounded on his Adjusted Invested Capital, commencing on the last day of the calendar quarter in which such Limited Partner's contribution of Original Invested Capital is received by the Partnership;

          11.6.2 second, after payment to an Affiliate of the Managing General Partner of its Subordinated Real Estate Commission, 95% to the Limited Partners and 5% to the General Partners, until each Limited Partner has received an amount which, when added to all prior Distributions to such Limited Partner, equals 10% per annum cumulative noncompounded on his Adjusted Invested Capital, commencing on the last day of the calendar quarter in which such Limited Partner's contribution of Original Invested Capital is received by the Partnership; and

          11.6.3    third, after payment of the Subordinated
Incentive Fee, 95% to the Limited Partners and 5% to the General
Partners.

     11.7 Distributions on Termination. In connection with the "termination" of the Partnership (deemed as the Sale or Disposition of the last three Properties), Cash From Sales or Financings and any remaining working capital reserves shall be allocated among, and distributed to, the Partners first in proportion to, and to the extent of, their positive capital accounts after the Net Income from any Sale or Disposition of Partnership Property has been allocated pursuant to Paragraph
11.4 hereof. Distributions pursuant to this Paragraph 11.7 shall be deemed to have been made in satisfaction of the Distributions required by Paragraph 11.6 (in the case of nonterminating Sales or Dispositions) in the order of priority described therein.

     11.8 Restrictions. The Partnership may be restricted from making Distributions under the terms of notes, mortgages or other types of debt obligation which it may issue or assume in conjunction with borrowed funds. In addition, Distributions are subject to the payment of Partnership expenses and to the maintenance of sufficient reserves for alterations, repairs, improvements, maintenance and replacement of furniture and fixtures. Distributions may also be restricted or suspended in circumstances when the Managing General Partner determines, in its absolute discretion, that such action is in the best interests of the Partnership.

     11.9 Consent to Methods. The methods herein above set forth by which Distributions and allocations of Net Income and Net Loss are made and apportioned are hereby expressly consented to by each Partner as an express condition to becoming a Partner.

     11.10 Distributions Subject to Payments. All Distributions are subject to the payment of Partnership expenses, and to the maintenance of reasonable reserves for alterations, repairs, improvements, maintenance and replacement of furniture and fixtures.

     11.11 Deductions of General Partners. To the extent that the Partnership shall be entitled to any deduction for federal income tax purposes as a result of any interest in Net Income, Net Loss and Distributions granted to a General Partner, such deduction shall be allocated for federal income tax purposes to such General Partner.

     11.12  Distributions for Taxes.  The Managing General
Partner shall also distribute after the completion of each calendar year such amounts of Cash From Sales or Financings (when considered with prior Distributions of Adjusted Cash From
Operations) sufficient to allow a Limited Partner in a 28% federal income tax bracket to pay the income taxes due with respect to Net Income derived by him from the Sale or Disposition giving rise to such tax liability.

     11.13 Return of Unutilized Proceeds. In the event that any portion of the Net Proceeds are not invested or committed for investment within 24 months from the date of the Prospectus (except for any amounts utilized to pay Partnership operating expenses, including amounts set aside for reserves as set forth in Paragraph 3.2 of this Partnership Agreement), such portion of the Net Proceeds shall be distributed to the Limited Partners as a return of capital. For the purposes of this Paragraph 11.13, funds will be deemed to have been committed to investment and will not be returned to the Limited Partners to the extent written agreements in principle or letters of understanding were at any time executed, regardless of whether any such investment may or may not be consummated, and to the extent any funds have been reserved to make contingent payments in connection with any Property, regardless of whether any such payments may or may not be made.

     11.14 One Percent Interest of General Partners. In no event shall the General Partners' interests in each item of Partnership income, gain, loss, deduction or credit be less than one percent of each such item at all times during the existence of the Partnership. For this purpose, Units held by the General Partners as Limited Partners shall not be taken into account.

     11.15 Escheat of Distributions. If, upon the termination and dissolution of the Partnership, there remains outstanding on the books of the Partnership a material amount of Distribution checks which have not been negotiated for payment by Limited Partners, the Managing General Partner may, if deemed to be in the best interests of the Partnership, cause such amounts to be redistributed pro rata to Limited Partners of record on such final distribution date who have previously cashed all of their Distribution checks; provided, however, that the Partnership shall not be liable for any subsequent claims for payment of such redistributed Distributions. The Managing General Partner is not required to make such a redistribution, in which case such amounts will eventually escheat to the state.

12.  ASSIGNMENT OF UNITS

     12.1 Right to Assign Units. A Limited Partner shall have the right to assign ten or more whole Units (provided, however, unless prohibited by any applicable state securities laws, four Units may be acquired or retained by an IRA or Keogh Plan and provided further that a Limited Partner, other than an IRA or Keogh Plan, must assign all of his Units if he would otherwise retain less than ten Units)by a written instrument of assignment specifying the number of Units assigned, duly executed by the assignor of such Units, the terms of which are not in contravention of any of the provisions of this Partnership Agreement. No assignment of Units (whether intended to effect a transfer of record ownership or otherwise) shall be effective for any purpose until the "effective date" of assignment, as defined in Paragraph 12.2, has occurred. A Limited Partner shall within 30 days after assignment notify the Managing General Partner of any assignment of a beneficial interest in any Units which occurs without a transfer of record ownership.

     12.2 Effectiveness of Assignment. No attempted transfer of Units shall be effective, and the Partnership and the Managing General Partner shall be entitled to treat the assignor of such Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income. Net Loss or Distributions or transmittal of reports and notices required to be given to Limited Partners hereunder which are made in good faith to such assignor, until (a) such time as the written instrument of assignment has been received by the Partnership and recorded on its books and (b) the "effective date" of the assignment has passed. The "effective date" of any assignment, and the date on which any assignee shall be deemed an assignee of record, shall be the first day of the first full calendar quarter following the later of (i) the date set forth on the written instrument of assignment or (ii) the date on which the Partnership has actual notice of the assignment of Units.

     12.3 Allocations between Assignor and Assignee. Net Income, Net Loss and Distributions will be allocated between the assignor and the assignee of record as provided under Article 11 hereof, with the owner of a Unit on the first day of a calendar quarter being allocated the Partnership's Net Income, Net Loss and Distributions with respect to such quarter.

     12.4 Limitation on Number of Units Assigned. Except as provided in this Paragraph, no assignment of any Units by a Limited Partner may be made if the Units sought to be assigned, when added to the total of all other Units assigned within the period of twelve consecutive months prior to the proposed date of assignment would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under the Code. However, such assignment may be made if, upon the application and at the expense of the Limited Partner desiring to assign his Units in the Partnership, there shall have been granted to the transferring Limited Partner and the Partnership a private ruling by the Internal Revenue Service that the proposed assignment will not cause such termination.

     12.5 Compliance with Applicable Rules. No assignment, sale, transfer, exchange or other disposition of any Units may be made except in compliance with the then applicable rules of any other applicable governmental authority.

     12.6 Ineffectual Assignments. Any assignment, sale, exchange or other transfer in contravention of any of the provisions of this Paragraph 12 shall be void and ineffectual, and shall not bind or be recognized by the Partnership.

13.  SUBSTITUTED LIMITED PARTNERS

     13.1 Conditions for Substitution. No assignee shall have the right to become a substituted Limited Partner in place of his assignor unless all of the following conditions are first satisfied:

          13.1.1    the provisions of Paragraph 12 of this
Partnership Agreement are compiled with;

          13.1.2 the instrument of assignment sets forth the intention of the assignor that the assignee succeed to the assignor's interest as a substituted Limited Partner in his place;

          13.1.3 the assignor and assignee shall have executed and acknowledged such other instruments as the Managing General Partner may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Partnership Agreement, as the same may be amended and his execution, acknowledgment and delivery to the Managing General Partner of a special power of attorney, the form and content of which are described herein; and

          13.1.4 a transfer fee not to exceed $100 shall have been paid to the Partnership to cover all reasonable expenses connected with such substitution.

     13.2 Consent to Admission of Limited Partners. By executing or adopting this Partnership Agreement, each Limited Partner hereby consents to the admission of additional or substituted Limited Partners by the Managing General Partner and to any assignee of his Units becoming a substituted Limited Partner.

     13.3 Amendments to Reflect Admissions. The Managing General Partner shall cause the Partnership Agreement or any separate certificate of limited partnership to be amended to reflect the admission and/or substitution of Limited Partners at least once in each fiscal quarter.

14.  BOOKS, RECORDS, ACCOUNTING AND REPORTS

     14.1 Location of Records; Copies. The Partnership's books and records, the Partnership Agreement and all amendments thereto, any separate certificates of limited partnership, and copies of each appraisal on Partnership Property shall be maintained at the principal office of the Partnership or such other place as the Managing General Partner may determine and shall be open to inspection and examination of Limited Partners or their duly authorized representatives at all reasonable times. Upon written request, any Limited Partner or his duly authorized representative will be provided with a copy of the certificate or certificates of limited partnership containing the most recent listing of Partners' names, addresses and capital contributions. Each appraisal on Partnership Property will be maintained by the Managing General Partner and will be available for such inspection and examination by any Limited Partner or his duly authorized representative for a period of at least five years following the date of acquisition of the Property that is the subject of such appraisal

     14.2 Financial Statements. The Managing General Partner shall have prepared at least annually, at Partnership expense, financial statements (balance sheet, statement of income or loss, partners' equity and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm. Copies of such statements and report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership.

     14.3 Annual Report. The Managing General Partner shall have prepared at least annually, at Partnership expense: (i) a statement of cash flow, (ii) Partnership information necessary in the preparation of the Limited Partners' federal income tax returns, (iii) a report of the business of the Partnership, (iv) a statement as to the compensation received by the General Partners during the year from the Partnership, which statement shall set forth the services rendered or to be rendered by the Managing General Partner and the amount of fees received, and a report identifying distributions from: (a) Adjusted Cash From Operations of that year, (b) Cash From Sales or Financings and
(c) working capital reserves and other sources, together with a breakdown of all costs reimbursed to the General Partners and Affiliates from the Partnership. The allocation of such costs to the Partnership must be verified by the independent certified public accountants and such verification shall include (i) a review of the time records of individual employees, the costs of whose services were reimbursed; and (ii) a review of the specific nature of the work performed by each such employee. Copies of such report shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership; provided, however, all Partnership information necessary in the preparation of the Limited Partners' federal income tax returns shall be distributed to each Limited Partner not later than 75 days subsequent to December 31 of each year.

         14.4 Report on Compensation. The Managing General Partner shall have prepared quarterly, at Partnership expense, commencing with the first fiscal quarter after the Closing Date:
(i) a statement as to the compensation received by the General Partners during such quarter from the Partnership, which statement shall set forth the services rendered or to be rendered and the amount of fees received, and (ii) other relevant information. Copies of such statements shall be distributed to each Limited Partner within 60 days after the end of each quarterly period.

     14.5 Semi-Annual Report. Until such time as the Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, the Managing General Partner shall have prepared, at Partnership expense, a semi-annual report covering the first six months of Partnership operations in each fiscal year, commencing with the first six-month period after the Closing Date and annually thereafter, unaudited financial statements (balance sheet, statement of income or loss for such first six-month period and statements of Adjusted Cash From Operations for such first six-month period) and a statement of other pertinent information regarding the Partnership and its activities during the six-month period covered by the report. Copies of such statements and other pertinent information shall be distributed to each Limited Partner within 60 days after the close of the six-month period covered by the report of the Partnership.

     14.6 Quarterly Report. At such time as the Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, the Managing General Partner shall have prepared, at Partnership expense, a quarterly report covering the first three quarterly fiscal year periods of Partnership operations in each fiscal year, commencing with the first quarterly period required after Section 12(g) registration is effective, unaudited financial statements (balance sheet, statement of income or loss for such quarterly period and statement of Adjusted Cash From Operations for such quarterly period) and a statement of other pertinent information regarding the Partnership and its activities during the quarterly period covered by the report. Copies of such statements and other pertinent information shall be distributed to each Limited Partner within 60 days after the close of the quarterly period covered by the report of the Partnership.

     14.7 Report on Acquisitions. The Managing General Partner shall have prepared, at Partnership expense, no later than the end of each fiscal quarter in which Partnership Properties are acquired, a report which shall describe therein: (i) the location and a description of the general character of all materially important Properties acquired or presently intended to be acquired by the Partnership during the quarter, (ii) the present or proposed use of such Properties and their suitability and adequacy for such use, (iii) the terms of any material laws affecting the Property; (iv) a statement that title insurance and any required construction and performance bonds or other assurances with respect to builders have been or will be obtained on all Properties acquired; and (v) such other relevant information with respect to the acquisition of such Properties as the Managing General Partner deems appropriate (including by way of illustration the date and appraised value of the real property, and the amount of Net Proceeds remaining uncommitted, in terms of dollars and percentage of Gross Proceeds). Copies of such report shall be distributed to each Limited Partner within 45 days after the end of such quarter.

     14.8 Tax Returns.

                    (Intentionally Deleted]

     14.9 Miscellaneous Reports. The Managing General Partner, at Partnership expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner shall be provided with a copy of any such report upon request without expense to him.

     14.10 Records on Suitability. The Managing General Partner, at Partnership expense, shall maintain for a period of at least four years a record of the information obtained to indicate that a Limited Partner meets the suitability standards set forth in the Prospectus.

15.  RIGHTS, AUTHORITY, POWERS, RESPONSIBILITIES AND DUTIES OF
     THE MANAGING GENERAL PARTNER

     15.1 Services of Managing General Partner.  The Managing
General Partner shall only be responsible for the following services to the Partnership:

          15.1.1    supervising the organization of the
Partnership and the offering and sale of Units;

          15.1.2    arranging for (a) the identification of
suitable investments for the Partnership; (b) a review of the significant factors in deciding whether or not to make a particular investment and (c) the making of such final investment decision;

          15.1.3 supervising Partnership management, which includes:(a) establishing policies for the operation of the Partnership; (b) causing the Partnership's agents or employees to arrange for the provision of services necessary to the operation of the Partnership (including any necessary property management, accounting and legal services and services relating to distributions by the Partnership); (c) when necessary or appropriate, approving actions to be taken by the Partnership;
(d) providing advice, consultation, analysis and supervision with respect to the functions of the Partnership in acquiring Properties (including compliance with federal, state and local regulatory requirements and procedures); (e) executing documents on behalf of the Partnership and (f) making all decisions as to accounting matters;

          15.1.4 approving the terms of Sales or Dispositions including establishing the terms for and arranging any such and transaction; and

          15.1.5 compliance with Section 6112 of the Code including acting as the "designated person" and maintaining, on behalf of the Partnership, lists of investors in the Partnership.

     15.2 Powers of Managing General Partner. The conduct of the Partnership's business shall be controlled solely by the Managing General Partner in accordance with this Partnership Agreement. Provided that the Managing General Partner has not been expelled from the Partnership, adjudicated a bankrupt, insolvent, dissolved or ceased to exist, the Associate General Partner shall not participate in or exercise control over the affairs of the Partnership. The Managing General Partner shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 15.4 following, include the right, authority and power.

          15.2.1 to acquire, improve, hold and dispose of real property, interests therein or appurtenances thereto, as well as personal or mixed property connected therewith, including the purchase, lease, improvement, maintenance, exchange, trade or sale of such properties at such price, rental or amount, for cash, securities (in compliance with appropriate securities regulations) or other property, and upon terms as the Managing General Partner deems, in its sole discretion, to be in the best interests of the Partnership;

          15.2.2 to borrow money and, if security is required therefor, to mortgage or subject any Partnership investment to any other security device to obtain replacements of any mortgage or other security device and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device all of the foregoing at such terms and in such amounts as the Managing General Partner, in its sole discretion, deems to be in the best interests of the Partnership, subject to the provisions of this Partnership Agreement;

          15.2.3 to place record title to, or the right to use, Partnership assets in the name or names of a nominee or nominees, trustee or trustees for any purpose convenient or beneficial to the Partnership;

          15.2.4 to acquire and enter into any contract of insurance which the Managing General Partner deems necessary or appropriate for the protection of the Partnership and the General Partners, for the conservation of Partnership assets or for any purpose convenient or beneficial to the Partnership;

          15.2.5 to employ persons in the operation and management of the business of the Partnership including, but not limited to, supervisory managing agents, building management agents, insurance brokers, real estate brokers and loan brokers, on such terms and for such compensation as the Managing General Partner shall determine, subject, however, to the limitations with respect thereto as set forth in Paragraph 9 and provided that agreements with the Managing General Partner or its Affiliates for the services set forth in Paragraph 9 shall contain the terms and limitations as to fees and expenses as set forth in Paragraph 9 and provided further that any of such agreements shall be terminated immediately upon dissolution of the Partnership under Paragraph 19.1;

          15.2.6 to prepare or cause to be prepared reports, statements and other relevant information for distribution to Limited Partners, including annual and quarterly interim reports;

          15.2.7 to open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations;

          15.2.8 to cause the Partnership to make or revoke any of the elections permitted under the Code;

         15.2.9 to select as its accounting year a calendar year or such fiscal year as approved by the Internal Revenue
Service;

          15.2.10   to determine the appropriate accounting
method to be used by the Partnership in maintaining its books and records;

          15.2.11 to offer and sell Units in the Partnership to the public directly or through any licensed Affiliate of the Managing General Partner and to employ personnel, agents and dealers for such purpose;

          15.2.12 to require in all Partnership obligations that the General Partners shall not have any personal liability thereon but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction and in the event that any such obligations have personal liability, the General Partners may require their satisfaction prior to contracts without such personal liability; provided, however, that the inclusion of the aforesaid provisions shall not materially affect the cost of the service or material being supplied and all Partnership obligations are satisfied in accordance with prudent business practices as to time and manner of payment;

          15.2.13 to purchase Property in its own name or in the name of a nominee, a trust or a corporate "nominee" or otherwise and hold title thereto temporarily for the purpose of facilitating the acquisition of such Property for the Partnership, or completion of construction of the Property, or any other purpose related to the business of the Partnership; provided that such Property is purchased by the Partnership for a purchase price no greater than the cost of such Property to the Managing General Partner, except for compensation in accordance with Paragraph 9 of this Partnership Agreement; and further provided that there is no benefit arising out of such transaction of the Managing General Partner apart from the compensation otherwise permitted by this Partnership Agreement;

          15.2.14 to allow the Partnership to borrow money from Integrated on a short-term basis, at any time and from time to time including, but not limited to, prior to the Final Closing Date, and in connection therewith to pay interest and other financing charges or fees which shall not exceed amounts which would be charged by unrelated banks on comparable loans for the same purpose in the locality of the property;

          15.2.15   to allow Integrated to act as the
Partnership's agent in investing in short-term investments;


          15.2.16 to invest the Net Proceeds temporarily prior to investment in Properties in short-term, highly liquid investments where there is appropriate safety of principal; and

          15.2.17   to amend this Agreement from time to time,

               (a) to add to the representations, duties or obligations of the Managing General Partner or its Affiliates or surrender any right or power granted to the Managing General Partner or its Affiliates herein, for the benefit of the Limited Partners;

               (b)  to cure any ambiguity, to correct or
supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;

               (c)  to delete or add any provision of this
Agreement required to be so deleted or added by the Staff of the Securities and Exchange Commission or by a state securities commissioner or similar such official, which addition or deletion is deemed by such Commission or official to be for the benefit or protection of the Limited Partners;

               (d) at such time as the Managing General Partner in its sole discretion deems to be in the best interests of the Partnership and subject to the prior approval of the California Department of Corporations, to make any and all necessary and proper changes, additions or deletions required to cause this Partnership Agreement to conform with, and be an agreement of limited partnership pursuant to, the provisions of the California Uniform Limited Partnership Act as the same became operative on July 1, 1984 and to make all filings as may be necessary or proper to provide that this Partnership Agreement, shall constitute, for all purposes, an agreement under the terms of such new act, and shall thereafter be governed by the provisions of such now act;

               (e) to make any amendments that the Managing General Partner reasonably believes (i) are appropriate to lessen the possibility that Units would be deemed "plan assets" as that term is used in ERISA and to maintain the status of the Partnership as a partnership and not as an association for federal income tax purposes or (ii) are required to obtain a prohibited transaction exemption from the Department of Labor;

               (f) to change the name of the Partnership to any lawful name which it may select;

               (g) to amend the provisions of Paragraph 11 or any other provisions of this Agreement if upon the advice of special tax counsel (with respect to tax matters) or counsel (with respect to all other matters) to the Partnership and the Managing General Partner, such modification is necessary to (i) cause the allocations and distributions contained in Paragraph 11 to have substantial economic effect in accordance with the most recently proposed or final regulations relating to Section 704 of the Code or any other statutory provision or regulation relating to such allocations or (ii) cause the provisions of this Agreement to comply with any applicable federal legislation or law change or administrative pronouncements or regulations enacted or issued after the date of this Agreement;

               (h) to reflect the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to Partners; and

               (i)  to reduce from quarterly to monthly or
another shorter period the dates upon which transfers of Units will be recognized;

          15.2.18 to transfer investments to partnerships wholly owned by the Partnership so as to eliminate the necessity of filing amendments to this Agreement in each jurisdiction in which there is an investment of the Partnership each time there is a change in the composition of the Limited Partners (the Managing General Partner shall give written notice to the Limited Partners of any such transfer);

          15.2.19 to take such steps as the Managing General Partner determines are advisable or necessary in order to preserve the tax status of the Partnership as a pass-through entity for federal income tax purposes, including, without limitation, imposing restrictions on transfers of Units (provided such restrictions on transfers do not cause the Partnership's assets to be deemed to be "plan assets" with respect to investors which are Qualified Plans);

          15.2.20 to compel a dissolution and termination of the Partnership or restructuring of the Partnership's activities to the extent necessary (a) to comply with any exemption in final plan asset regulations adopted by the Department of Labor, including, but not limited to, establishing a fixed percentage of Units permitted to be held by Qualified Plans or other tax-exempt investors or discontinuing sales to such entities after a given date, in the event that either (i) the assets of the Partnership constitute "plan assets" for purposes of ERISA or (ii) the transactions contemplated hereunder constitute prohibited transactions under ERISA or the Code and an exemption for such transactions is not obtainable from the Department of Labor or
(b) to obtain a prohibited transaction exemption from the Department of Labor;

          15.2.21 to execute, acknowledge and deliver any and all instruments to effectuate the foregoing, and to take all such action in connection therewith as the Managing General Partner shall deem necessary or appropriate.

          15.2.22 Any person dealing with the Partnership or the General Partners may rely upon a certificate signed by the Managing General Partner as authority with respect to: (i) the identity of any General Partner or Limited Partner hereof; (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germane to the affairs of the Partnership;
(iii) the persons who are authorized to execute and deliver any instrument or document of the Partnership; or (iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     15.3 The Managing General Partner shall, except as otherwise provided in this Partnership Agreement, have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

     15.4 Limitations.  Neither the General Partners nor any
Affiliate shall have the authority to:

          15.4.1 enter into contacts with the Partnership which would bind the Partnership after the expulsion, adjudication of bankruptcy at insolvency of a General Partner, or continue the business with Partnership assets after the occurrence of such event;

          15.4.2 grant to them or any Affiliate an exclusive listing for the sale of Partnership assets, including Partnership
Properties;

          15.4.3 sell Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution in the ordinary course;

          15.4.4 pledge or encumber Substantially All of the Assets of the Partnership at one time, other, than in connection with the acquisition or improvement of assets or the refinancing of previous obligations;

          15.4.5 alter the primary purpose of the Partnership as set forth in Paragraph 3;

          15.4.6 receive a rebate or give-up or participate in any reciprocal business arrangements which would enable it or an Affiliate to do so;

          15.4.7 sell or lease real property to any entity in which a General Partner or any Affiliate has an interest, other than a joint venture or similar program which complies with the conditions set forth in Paragraph 15.4.8;

          15.4.8 cause the Partnership to invest in any program, partnership or other venture unless: (i) it is a general partnership or a joint venture; (ii) such general partnership or venture owns and operates a particular property and the Partnership alone or with any Affiliate acquires the controlling interest in such entity; (iii) the Partnership, as a result of the form of such ownership of a property, is not charged directly or indirectly, more than once for the same service; (iv) the agreement of partnership or joint venture does not authorize the Partnership to do anything as a partner or joint venturer with respect to the property which the Partnership or a General Partner could not do directly because of the policies set forth in this Partnership Agreement; and (v) the General Partners and the Affiliates of a General Partner are prohibited from receiving any compensation, fees or expenses which are not permitted to be paid under the terms of this Partnership Agreement;

          15.4.9 cause the Partnership to invest in joint venture arrangements with an Affiliate (including, without limitation, a public or private limited partnership sponsored by the Managing General Partner or an Affiliate) unless the following additional conditions are met: (a) such Affiliate has investment objectives and policies comparable to those of the Partnership; (b) there are no duplicative property management or other fees; (c) the compensation of the Managing General Partner and sponsor of such Affiliate is substantially identical; (d) the Partnership has a right of first refusal to buy if such Affiliate wishes to sell property held in the joint venture; and (e) the investment of the Partnership and the Affiliate in the joint venture are on substantially the same terms and conditions;

          15.4.10   except as permitted by this Partnership
Agreement and by the Prospectus, purchase or lease real property from the Partnership or sell or lease real property to the Partnership;

          15.4.11 purchase Partnership Property for the Partnership without first having obtained an appraisal with respect to the value thereof, rendered by an independent appraiser who is a member of a nationally recognized society of appraisers which provides that the purchase price of such Property plus any Acquisition Fees paid with respect to such Property by any person equals or is less than the appraised value;

          15.4.12 cause the Partnership to exchange Units for real property;

          15.4.13 make long-term secured or unsecured loans to the Partnership;

          15.4.14 subject to any restrictions contained in this Partnership Agreement, cause the Partnership to finance a Partnership Property by use of a wraparound note and mortgage ("all-inclusive" note and deed of trust) unless: (i) no General Partner nor any Affiliate thereof shall receive interest in excess of that payable to the lender on such underlying encumbrances; (ii) all payments on the underlying obligation shall be made by the Partnership or, in the alternative, payments by the Partnership on the wraparound note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying obligation, and thereafter to the holder of the wraparound note; and (iii) the Partnership receives credit on its all inclusive note for payments made directly on the underlying obligations;

          15.4.15   do any act in contravention of this
Partnership Agreement or, except as permitted by this Partnership
Agreement, which would make it impossible to carry on the ordinary business of the Partnership;

          15.4.16 confess a judgment against the Partnership in connection with any threatened or pending legal action;

          15.4.17 possess any Partnership Property or assign the rights of the Partnership in specific Partnership Property for other than a Partnership purpose;

          15.4.18 except as provided in Paragraph 17, admit a person as a General Partner except with the consent of the Limited Partners as provided for in this Partnership Agreement;

          15.4.19 perform any act (other than an act required by this Agreement or any act taken in good faith reliance upon counsel's opinion) which would, at the time such act occurred, subject any Limited Partner to liability as a general partner in any jurisdiction;

          15.4.20   reinvest any Adjusted Cash From Operations or
Cash From Initial Financing;

          15.4.21   invest any of the Gross Proceeds in
Properties which are non-income-producing;

          15.4.22 receive any insurance brokerage fee or write any insurance policy covering any of the Partnership Properties;

          15.4.23 employ, or permit to employ, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;

          15.4.24 incur any nonrecourse indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or property of the Partnership other than as a secured creditor;

          15.4.25 obtain financing in connection with the acquisition of a Property or acquire a Property subject to mortgage indebtedness or, within five years after a Property is acquired by the Partnership, obtain initial financing with respect to such Property or, after such five-year period has ended, obtain initial financing with respect to a Property unless the Partnership has received an opinion of counsel that such financing will not result in income derived from the Partnership's Properties constituting "unrelated business taxable income" to tax-exempt investors

          15.4.26 commingle the Partnership funds with those of any other person or entity except to the extent that funds are temporarily retained by property managers and except that funds of the Partnership and funds of other partnerships sponsored by the Managing General Partner or its Affiliates may be held in an account or accounts established and maintained for the purpose of making computerized disbursements and/or short-term investments; provided, however, that Partnership funds are protected from claims of such other partnerships and/or their creditors;

          15.4.27 except as otherwise permitted by this Agreement, cause the Partnership to enter into any transactions with any other partnership in which a General Partner or any Affiliates have an interest including, but not limited to, any transaction involving the sale, lease or purchase of any property to or from the Partnership, the rendering of services to or from the Partnership, or the lending of any monies or other property to or from the Partnership;

          15.4.28   except as otherwise permitted by this
Agreement, receive any commission or fee for the placement of mortgage loans or trust deed loans on the Partnership Property or otherwise act as a finance broker on behalf of the Partnership;

          15.4.29 directly or indirectly pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units or knowingly permit any dealer or salesman to do so; provided, however, that Affiliates of the General Partners shall not be prohibited from paying the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling Units;

          15.4.30 operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940;

          15.4.31 invest any of the gross Proceeds in junior mortgages, deeds of trust or other similar obligations;

          15.4.32   use any of the Gross Proceeds to prepay
interest on Partnership mortgages, deeds of trust or other similar obligations; however, the Managing General Partner may cause the Partnership to pay "points" to prospective lenders as a condition to obtaining financing;

          15.4.33   cause the Partnership to enter into any
agreements with a General Partner or its Affiliates which shall not be subject to termination without penalty by either party upon not more than 60 days' written notice;

          15.4.34 cause the Partnership to enter into any contracts to construct or develop Partnership Property without such contract being guaranteed at the price contracted by an adequate completion bond or other satisfactory arrangements;

          15.4.35 cause the Partnership to lend money to the General Partner or their Affiliates;

          15.4.36 except as specifically provided for in this Partnership Agreement, cause the Partnership to invest in or underwrite the securities of other issuers for any purposes;

          15.4.37 cause the Partnership to incur mortgage financing which, with level payments, would amortize such financing over a period in excess of 30 years; all such financing including all inclusive and wraparound loans and interest-only loans, shall provide that no balloon payments may become due sooner than the earlier of: (a) ten years from the date the Partnership acquires the Property, or (b) two years beyond the anticipated holding period of the Property, provided in such case that a balloon payment shall not become due sooner than seven years from the date the Partnership acquires the Property (the foregoing restrictions shall not apply to financing representing in the aggregate, 25% or less of the total purchase price of the Properties acquired);



          15.4.38 incur aggregate borrowing of the Partnership in excess of 80% of the aggregate value as determined by the lender as of the date of financing as to all Properties which are financed.

     15.5 Amendment to Partnership Agreement. Notwithstanding anything to the contrary contained in this Partnership Agreement, this Agreement may not be amended without the consent of the Partners to be adversely affected by any amendment that:

          15.5.1 converts a Limited Partner into a general partner;

          15.5.2    modifies the limited liability of a Limited
Partner;

          15.5.3 alters the interest of the General Partners or Limited Partners in Net Income or Net Loss or Distributions from the Partnership except as provided in Paragraph 15.2.17; or

          15.5.4    adversely affects the status of the
Partnership as a partnership for federal income tax purposes.

     15.6 Statements after Removal of General Partner. Within 90 days after the Limited Partners have voted to remove any General Partner, the Managing General Partner shall have prepared, at Partnership expense, a financial statement (balance sheet, statement of income or loss, partners' equity and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm of recognized standing and shall cause such statement to be mailed to the Limited Partners as soon as possible after receipt thereof.

     15.7 No Personal Liability. The General Partners shall have no personal liability for the repayment of the Original Invested Capital of any Limited Partner or to repay the Partnership any portion or all of any negative balance in their capital accounts, except as otherwise provided in Paragraph 5.3.

     15.8 Notice of Limitation of Liability. Each of the General Partners shall at all times conduct its or his affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership nor any Partner nor any Affiliate of any Partner will have any personal liability under any mortgage on any of the Partnership Properties unless, in the opinion of the Managing General Partner it would be in the best interest of the Limited Partners. The Managing General Partner shall use its beat efforts, in the conduct of the Partnership's business to put all suppliers and other persons with whom the Partnership does business on notice that the Limited Partners are not liable for Partnership obligations and all agreements to which the Partner is a party shall include a statement to the effect that the Partnership is a limited partnership organized under the Uniform Limited Partnership Act of California; but the Managing General Partner shall not be liable to the Limited Partners for any failure to give such notice to such suppliers or other persons.

     15.9 Notice of Withdrawal of General Partner. Following the receipt by the Managing General Partner of written notice of the proposed retirement or withdrawal of any General Partner, the Managing General Partner shall promptly send written notice of such retirement or withdrawal to the Limited Partners.

     15.10     Commitment to Investment in Properties.  The
Managing General Partner shall commit to Investment in Properties
88% of the Gross Proceeds.

          PAGE A-28 MISSING

          16.2.4    amendment of the Partnership Agreement,
provided such amendment is not for any of the purposes set forth in Paragraph 15.2.17;

          16.2.5 the sale of all or Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the liquidation and winding up of the business of the Partnership upon its termination and dissolution in the ordinary course;

          16.2.6    the pledge or encumbrance of all or
Substantially All of the Assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets, initial financing of a Partnership Property, or the refinancing of previous obligations; and

          16.2.7    the extension of the term of the Partnership.

     16.3 Call of Meeting. The Managing General Partner may at any time call a meeting of the Limited Partners or for a vote, without a meeting, of the Limited Partners on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of written request therefor of Limited Partners, holding 10% or more of the Total Outstanding Units as of the date of receipt of such written request ("notice date"). Within ten days of such notice date, the Managing General Partner shall notify either personally or by first class mail all Limited Partners of record as of the notice date as to the time (specified by the Limited Partners calling the meeting or by the Managing General Partner, as the case may be) and place of the Partnership meeting, if called, and the general nature of the business to be transacted thereat, or if no such meeting has been called, of the matter or matters to be voted upon and the date upon which the votes will be counted. The notice shall contain a detailed statement of the action proposed, including a verbatim statement of the wording of any resolution proposed for adoption by the Limited Partners and of any proposed amendment to the Partnership Agreement. Any Partnership meeting or the date upon which such votes, without a meeting, will be counted (regardless of whether the Managing General Partner has called for such meeting or vote upon the request of Limited Partners or has initiated such event without such request) shall be no less than 15 nor more than 60 days after the notice date. All expenses of the voting and such notification shall be borne by the Partnership.

     16.4 Manner of Voting. A Limited Partner who is entitled to vote shall be entitled to cast one vote for each Unit which he owns: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Managing General Partner prior to such meeting, or (ii) without a meeting. by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the Managing General Partner prior to the date, upon which the votes of Limited Partners of record on the notice date. whether at a meeting or otherwise, shall be counted. No General Partner shall be entitled to vote unless he or it owns Units. Limited Partners holding a majority of the Limited Partnership Interests entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the Limited Partners. In connection with each meeting or vote without a meeting of the Limited Partners, the Partnership shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting or by vote without a meeting. The laws of the State of California pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners. At each meeting of Limited Partners, the Managing General Partner shall appoint such officers and adopt such rules for the conduct of such meeting as the Managing General Partner shall doom appropriate.

     16.5 Limitations. No Limited Partner shall have the right or power to: (i) withdraw or reduce his contribution to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by law, (ii) bring an action for partition against the Partnership, (iii) cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Partnership Agreement, or
(iv) demand or receive property other than cash in return for his contribution. No Limited Partner shall have priority over any other Limited Partner either as to the return of contributions of capital or as to Net Income, Net Loss or Distributions. Other than upon the termination and dissolution of the Partnership as provided by this Partnership Agreement, there has been no time agreed upon when the contribution of each Limited Partner may be returned.

     16.6 List of Limited Partners. Upon the written request of and at the expense of a Limited Partner, the Managing General Partner will allow such person, or his representative, to examine at the Partnership's office a list containing the name and address of each Limited Partner, and, if further requested by such person, or his representative, to obtain such list by mail at his expense.

17. WITHDRAWAL, EXPULSION, BANKRUPTCY OR DISSOLUTION OF A GENERAL PARTNER AND TRANSFER OF A GENERAL PARTNER'S INTEREST

     17.1 Expulsion. A General Partner may be expelled from the Partnership upon a Majority Vote. Written notice of an expulsion of a General Partner shall be served either by certified or by registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the expulsion is to become effective.

     17.2 Sale of Interest. Upon the expulsion, adjudication of bankruptcy, dissolution or other cessation to exist of the Managing General Partner ("Terminated Partner"), the interest of such Terminated Partner in the Net Income, Net Loss and Distributions of the Partnership shall be purchased by the Partnership for a purchase price determined according to the provisions of Paragraph 17.3.

     17.3 Sale Price. The Terminated Partner shall receive from the Partnership the fair market value of its interest in the Partnership, determined by agreement between the Terminated Partner and the Partnership or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association in New York, Now York. The expenses of arbitration shall be borne equally by the Terminated Partner and the Partnership. For this purpose, the fair market value of the interest of the Terminated Partner shall be deemed to be the amount the Terminated Partner would receive upon dissolution and termination of the Partnership under Paragraph
19.2 assuming such dissolution or termination occurred on the date of the dissolving event and assuming the assets of the Partnership were sold for their then fair market value without compulsion of the Partnership to sell such assets. In the case of voluntary withdrawal, payment shall be made by a noninterest bearing unsecured promissory note with principal payable, if at all, from Distributions which the Terminated Partner otherwise would have received had the Terminated Partner not withdrawn as a General Partner in the Partnership. In the case of involuntary withdrawal, removal, adjudication of bankruptcy or dissolution, payment shall be made by a promissory note bearing 9% simple interest per annum on the unpaid principal amount of the promissory note with principal and all unpaid accrued interest subject to mandatory prepayment from all Cash From Sales" or Financings and the remaining unpaid principal balance and unpaid accrued interest on such promissory note due and payable five years from the date of the occurrence of an event specified in Paragraph 19.1.

     17.4 Purchase Price. Should a new General Partner be elected under Paragraph 16.2, such new General Partner ("Acquiring Partner") shall purchase from the Partnership, within 60 days of its election, the interest which the Partnership purchased from the Terminated Partner. For such interest the Acquiring Partner shall pay the amount determined pursuant to Paragraph 17.3 to be the fair market value of such interest. Payment shall be made by a promissory note bearing 9% simple interest per Annum on the unpaid principal amount of the promissory note secured by assignment by the Acquiring Partner to the Partnership of the future Distributions by the Partnership to the Acquiring Partner, which principal amount together with accrued interest shall be payable at the times and in the amounts equal to seventy-five percent (75%) of such Distributions until such time as the principal amount together with accrued interest is paid in full, but shall become due and payable in full by the Acquiring Partner at such time as the Partnership is finally wound up and liquidated.

          17.5 Associate General Partner. Any Associate General Partner may withdraw, provided there has been 60 days prior written notice to the Limited Partners of such withdrawal. In the event the Associate General Partners is a general partnership, it shall be deemed to have withdrawn as a General Partner, regardless of the lack of notice to Limited Partners, upon the retirement, removal, adjudication of bankruptcy, insolvency, insanity or death of any of its partners. Upon the withdrawal, expulsion, adjudication of bankruptcy, insolvency, dissolution or other cessation to exist of Z Square G Partners II, or any successor Associate General Partner the Partnership will repurchase the interest in the Net Income, Net Loss" and Distributions of the Partnership held by the Associate General Partner as a General Partner, but not as a Limited Partner, provided there is at least one existing General Partner at such time. The Partnership will purchase such interest for a purchase price determined in accordance with Paragraph 17.3. Upon such occurrence, Integrated will purchase such interest in the Not Income, Net Loss and Distributions of the Partnership from the Partnership and Integrated shall become the Successor General Partner. The provisions of this Paragraph are hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.


     17.6 Successor General Partner. In the event that Integrated shall become the Successor General Partner, Integrated shall have the right to appoint a successor Associate General Partner (who may be an officer or director of Integrated or an officer or director of any Affiliate of Integrated or a subsidiary of Integrated) and thereafter resign as the Successor General Partner, provided that, prior to such resignation becoming effective, the Partnership shall receive an opinion of counsel to the Partnership to the effect that the Partnership will continue to be treated as a partnership for federal income tax purposes. Any successor Associate General Partner appointed pursuant to this Paragraph shall be entitled to retire in the same manner as any prior Associate General Partner and while a General Partner, to receive the interest of the Associate General Partner in Net Income, Net Loss and Distributions. The provisions of this Paragraph are hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.

     17.7 Assignment. A General Partner's interest in the Partnership shall not be assignable, except in connection with any merger, consolidation or sale as provided in Paragraph 19.5, without a Majority Vote. Any entity to which the entire interest of the Managing General Partner in the Partnership is assigned in compliance with this Paragraph shall be substituted by the Managing General Partner by the filing of appropriate amendments to the Partnership Agreement in its stead as a General Partner of the Partnership, Notwithstanding the foregoing provisions, the Associate General Partner may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber its interest in the Partnership except as permitted in Paragraph 17.5 of this Partnership Agreement, and any act in violation of this provision shall not be binding upon or recognized by the Partnership regardless of whether any or all of the General Partners shall have knowledge thereof.

18. CERTAIN TRANSACTIONS

     The General Partners, any Limited Partner, any Affiliates, any shareholder, officer, director, partner or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property. Neither the Partnership nor any Partner shall have the right by virtue of this Agreement or the Partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. In the event that any public partnerships managed by the Managing General Partner or its Affiliates with similar investment objectives to those of the Partnership is in the market for similar properties, the Managing General Partner and its Affiliates will review the investment portfolio of each such entity and will decide which such entity will acquire the specific property on the basis of such factors, among others, as the cash fund requirements of each entity, the effect of the acquisition on diversification of each entity's portfolio, the cash flow of the investment, the estimated income tax effects of the purchase on each entity, the amount of funds available and the length of time such funds have been available for investment.

     If funds should be available to two or more public partnerships (other than specified asset public partnerships) to purchase a given property or properties and the other factors enumerated above have been evaluated and deemed equally applicable to each partnership, then the Managing General Partner and its Affiliates will acquire such properties for the public partnerships on a basis of rotation with the order of priority determined by the dates of formation of the public partnerships and report such acquisitions to the public partnerships not selected.

     The General Partners shall be obligated, only under the circumstances set forth above, to present investment opportunities to the Partnership. In all other circumstances, the General Partners shall have the right to take for their own accounts or to recommend to others any investment opportunity.

19.  TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

     19.1 Terminating Events. The Partnership shall be terminated and dissolved upon the earliest to occur of the following:

          19.1.1 the withdrawal, expulsion, adjudication of bankruptcy, insolvency, dissolution or other cessation to exist as a legal entity of a General Partner, unless all the remaining General Partners (but excluding any Successor General Partner) within 60 days of the date of such event, elect to continue the business of the Partnership (expenses incurred in reformation, or attempted reformation, of the Partnership shall be deemed expenses of the Partnership);

          19.1.2 a Majority Vote (which may, but need not, be solicited by the Managing General Partner) in favor of dissolution and termination of the Partnership;

          19.1.3    the expiration of the term of the
Partnership; or


          19.1.4 the disposition of all interests in real property and other assets of the Partnership and the receipt of the final payment of the purchase price of all such real property and assets.

     19.2 Liquidation and Distribution of Assets. Upon a dissolution and termination of the Partnership for any reason, the Managing General Partner shall take full account of the Partnership assets and liabilities shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

          19.2.1    to the payment of creditors of the
Partnership but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets;

          19.2.2 to the repayment of any outstanding loans made by the General Partner to the Partnership; and

          19.2.3 to the General Partners and Limited Partners pursuant to the provisions of Paragraph 11.6 of this Partnership
Agreement.

     19.3 No Voluntary Dissolution or Withdrawal. Until the dissolution of the Partnership, the Managing General Partner shall not take any voluntary steps to dissolve itself or voluntarily withdraw from the Partnership.

     19.4 No Limitation on Merger or Reorganization. Nothing in this Agreement shall be deemed to prevent the merger or reorganization of Resources High Equity, Inc. into or with any other corporation, or the transfer of all the capital stock of Resources High Equity, Inc. and the assumption of the rights and duties of the Managing General Partner by, in the case of a merger, reorganization or consolidation, the surviving corporation by operation of law.

     19.5 ERISA Termination. In addition to the events described in Paragraph 19.1, the Managing General Partner may also terminate the offering and/or compel a termination and dissolution of the Partnership, upon notice to all Limited Partners but without the consent of any Limited Partner, if the Managing General Partner, after consulting with counsel to the Partnership, reasonably believes either (i) the Partnership's assets constitute "plan assets," as such term is deemed for purposes of ERISA, or (ii) any of the transactions contemplated hereunder constitute "prohibited transactions" under ERISA and no exemption for such transactions is obtainable from the United States Department of Labor.


20.  SPECIAL POWER OF ATTORNEY

     20.1 Grant of Power of Attorney. By executing this Partnership Agreement or any transfer form, each Limited Partner grants to the Managing General Partner a special power of attorney irrevocably making, constituting and appointing the Managing General Partner as the attorney-in-fact for such Limited Partner, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgment and filing of documents, which shall include, by way of illustration but not of limitation, the following:

          20.1.1 the Partnership Agreement, any separate certificates of limited partnership, as well as any amendments to the foregoing which, under the laws of the State of California or the laws of any other state, are required to be filed or which the Managing General Partner deems to be advisable to file;

          20.1.2 any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the Managing
General Partner deems advisable to file; and

          20.1.3 any instrument or document which may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Partnership Agreement), or to reflect any reductions in amount of contributions of Partners.

     20.2 Character of Power of Attorney. The special power of attorney being hereby granted by each Limited Partner:

          20.2.1 is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or legal incapacity of the granting Limited Partner, and is limited to those matters herein set forth;

          20.2.2 may be exercised by the Managing General Partner acting alone for each Limited Partner by a facsimile signature of the Managing General Partner or by one of its officers, or by listing all of the Limited Partners executing any instrument with a signature of the Managing General Partner or one of its officers acting as its attorney-in-fact; and

          20.2.3 shall survive an assignment by a Limited Partner of all or any portion of his Units except that, where the assignee of the Units owned by a Limited Partner has been approved by the Managing General Partner for admission to the Partnership as a substituted Limited Partner, the special power of attorney shall survive assignment for the sole purpose of enabling the Managing General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.

     20.3 Power to Appoint Successor General Partner. Each Limited Partner agrees that each special attorney specified in Paragraph 20.1. with full power of substitution, is hereby authorized and empowered to execute, acknowledge, make, swear to, verify, deliver, record, file and/or publish, for and on behalf of such Limited Partner, any and all instruments and documents which may be necessary or appropriate to permit the appointment of the Successor General Partner to be lawfully made or action lawfully taken or omitted. Each Limited Partner is fully aware that he and each other Limited Partner have executed this special power of attorney, and that each Limited Partner will rely on the effectiveness of such powers with a view to the orderly administration of the Partnership's affairs.

21.  INDEMNIFICATION

     21.1 Agreement to Indemnify. The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the General Partners, their officers, directors, partners, employees, subsidiaries and affiliated assigns from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage; provided that, if such liability, loss or claim arises out of any action or inaction of the General Partners, the General Partners must have determined in good faith, that such course of conduct was in the best interests of the Partnership and did not constitute negligence or misconduct by the General Partners and, provided further, that any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and a General Partner, wherein a General Partner is entitled to indemnification, must first be satisfied from Partnership assets before such General Partner is responsible for these obligations. Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws.

     21.2 Limitations. Notwithstanding the foregoing Paragraph 21.1, neither the General Partners, nor any officer, director, partner, employee, subsidiary or affiliated assign of the General Partners shall be indemnified pursuant to the foregoing Paragraph
21.1 from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the Securities Act of 1933 or any state securities laws were violated by the General Partners or by any such other person or entity unless: (a) the General Partner or other persons or entities seeking indemnification are successful in defending such action and (b) such indemnification is specifically approved by a court of law which shall have been advised as to the current position of both the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities law or (ii) any liability imposed by law, including liability for negligence or misconduct.

22.  MISCELLANEOUS

     22.1 Counterparts. This Partnership Agreement may be executed in several counterparts and all so executed shall constitute one Partnership Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     22.2 Binding Provisions. The terms and provisions of this Partnership Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective
Partners.

     22.3 Severability. In the event any sentence or paragraph of this Partnership Agreement is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of the Partnership Agreement and the balance of the Partnership Agreement shall remain in effect.

     22.4 Notice. All notices under this Partnership Agreement shall be in writing and shall be given to the Limited Partner entitled thereto, by personal service or by mail, posted to the address maintained by the Partnership for such person or at such other address as he may specify in writing.

     22.5 Headings. Paragraph titles or captions contained in this Partnership Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Partnership Agreement nor the intent of any provision hereof.

     22.6 Meanings. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa; and the word "person" shall include a corporation, partnership, firm or other form of association.





     22.7 General Partners. The names and addresses of the General Partners are:

               Managing General Partner

               Resources High Equity, Inc.
               1111 Bayside Drive
               Corona Del Mar, California 92625

               and

               666 Third Avenue
               New York, New York 10017

               Associate General Partner

               Z Square G Partners II
               666 Third Avenue, Fourth Floor
               New York, New York 10017

               Successor General Partner

               Integrated Resources, Inc.
               666 Third Ave
               New York, New York 10017

     22.8 Limited Partners. The names, addresses and capital contributions of the Limited Partners are set forth on Exhibit I attached hereto, which exhibit shall be maintained at the principal place of business of the Partnership.

     22.9 Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of California and that the Uniform Limited Partnership Act of the State of California shall govern the partnership aspects of this Agreement.

     22.10 Other Jurisdictions. In the event the business of the Partnership is carried on or conducted in states in addition to the State of California, then the parties agree that this Partnership shall exist under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the Managing General Partner legally may qualify this Partnership in such states. The power of attorney granted to the Managing General Partner by each Limited Partner in Paragraph 20 shall constitute the authority of the Managing General Partner to perform the ministerial duty of qualifying this Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the Managing General Partner.

     22.11 Power to Reconstitute. In the event that the State of California amends the California Uniform Limited Partnership Act in any manner which precludes the Partnership, at any time, from obtaining an opinion of tax counsel to the effect that the Partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation, then the Managing General Partner may, in its sole discretion, reconstitute the Partnership under the laws of another state.

                                   GENERAL PARTNERS:

SUCCESSOR GENERAL PARTNER:         MANAGING GENERAL PARTNER:

INTEGRATED RESOURCES, INC.         RESOURCES HIGH EQUITY, INC.


By: /s/ Joel M. Pashcow            By: /s/ Joel M. Pashcow
     Joel M. Pashcow, Senior            Joel M. Pashcow,
       Executive Vice President           President


ORIGINAL LIMITED PARTNER:          ASSOCIATE GENERAL PARTNER:

                                   Z SQUARE G PARTNERS II


/s/ C. Richard Hansen              By:  /s/ Arthur H. Goldberg
     C. Richard Hansen                  Arthur H. Goldberg,
                                          a General Partner



















                         EXHIBIT I

               HIGH EQUITY PARTNERS, SERIES 85,
               a California limited partnership


                         GENERAL PARTNERS


                                                     Capital
Name and Address                                  Contribution

Resources High Equity, Inc                             $980.00
1111 Bayside Drive
Corona Del Mar, California 92625
     and
666 Third Avenue
New York, New York 10017

Z Square G Partners II                                 $ 20.00
666 Third Avenue
New York, New York 10017

                         LIMITED PARTNER

Name and Address

C. Richard Hansen                                      $ 2,500
200 East Sandpoint
Santa Ana, CA 92702

                    HIGH EQUITY PARTNERS, SERIES 85
                    a California limited partnership

                    INDEX TO PARTNERSHIP AGREEMENT

                                                            Page

1.   Name and Place of Business                             A-1
2.   Definitions and Glossary of Terms                      A-1
3.   Business and Purpose                                   A-5
4.   Term                                                   A-6
5.   General Partners                                       A-6
6.   Limited Partners                                       A-6
7.   Status of Limited Partners                             A-7
8.   Status of Units                                        A-8
9.   Compensation to General Partners and their Affiliates  A-8
10.  Partnership Expenses                                   A-11
11.  Allocation of Income, Loss and Distributions           A-12
12.  Assignment of Units                                    A-16
13.  Substituted Limited Partners                           A-17
14.  Books, Records, Accounting and Reports                 A-18
15.  Rights, Authority, Powers, Responsibilities and
       Duties of the Managing General Partner               A-20
16.  Rights, Powers and Voting Rights of the Limited
       Partners                                             A-28
17.  Withdrawal, Expulsion, Bankruptcy or Dissolution
       of a General Partner and Transfer of a General
       Partner's Interest                                   A-30
18.  Certain Transactions                                   A-31
19.  Termination and Dissolution of the Partnership         A-32
20.  Special Power of Attorney                              A-33
21.  Indemnification                                        A-34
22.  Miscellaneous                                          A-34